UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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SENSIENT TECHNOLOGIES CORPORATION

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SENSIENT SENDS LETTER TO SHAREHOLDERS

Recommends Voting the WHITE Proxy Card in Support of Sensient’s Highly Qualified
Board Members and Proven Strategy to Create Value for Shareholders

Encourages Shareholders to Reject FrontFour’s Nominees

MILWAUKEE – March 26, 2014 – Sensient Technologies Corporation (NYSE: SXT) today sent a letter urging shareholders to support the Company’s highly qualified nominees and reject FrontFour’s nominees by signing, dating and returning the WHITE proxy card. Additional information pertaining to Sensient's response to FrontFour and its upcoming Annual Meeting is available at: www.sensient.com.

Included below is the full text of the letter to Sensient shareholders:

SUPPORT SENSIENT’S SUCCESSFUL STRATEGY TO CREATE SHAREHOLDER VALUE

DON’T LET FRONTFOUR DISRUPT OUR PROGRESS
AND PUT YOUR INVESTMENT AT RISK

PLEASE VOTE THE WHITE PROXY CARD TODAY

March 26, 2014

Dear Fellow Sensient Shareholder:

Your support of Sensient and its highly qualified Board of Directors is critical to protecting the value of your investment.  Sensient is executing a refined and tested strategy to deliver significant shareholder value.  The evidence shows that our strategy is working.  But the continued implementation of that strategy is now at risk.

A hedge fund named FrontFour Capital, whose principals previously worked together at Pirate Capital and which owns only 1.5% of Sensient shares, is seeking to replace four members of your Board of Directors with its own hand-picked nominees whom we believe are beholden to the hedge fund, lack relevant industry experience, and have serious issues in their backgrounds that FrontFour has not disclosed.

We believe FrontFour’s argument in support of replacing our directors is almost entirely premised upon a selective and misleading presentation of Sensient's performance.  Furthermore, FrontFour has offered nothing more than what we see as a simplistic and inaccurate critique of our efforts, demonstrating its lack of understanding of our business.

We believe the election of any of FrontFour’s nominees will seriously disrupt our strategy and progress and put the value of your investment at risk.

OUR TRANSFORMATION IS WELL UNDERWAY

Beginning in 2009, Sensient undertook a strategy to invigorate its Color Group.  That strategy has been enormously successful, improving our mix of high-value-added products, creating a new, industry-leading natural-colors business, and driving operating margins to 21% in 2013.  These margins are 800 basis points above our nearest competitor (Chr. Hansen Natural Color).  Building upon that success, in 2013, we began the process of transforming our Flavors & Fragrances Group.

At the direction of our Board and under the leadership of our CEO Paul Manning, who led the success in the Color Group, we are continuing to take decisive actions to transform our Flavors & Fragrances Group into a provider of sophisticated, high-margin customer solutions.  Our position in this business today is solid.

Source: Company filings and information; peers’ margins represent reported margins for the applicable business segment.

We have a clearly defined strategy in place to leverage our existing position and continue improving our results to deliver even greater value.  Specific actions include:

•	Investing in best-of-class talent and assets. The move of our US Flavors headquarters to a new state-of-the-art facility outside of Chicago was essential to enhance our ability to attract leading management and research talent and to improve our overall R&D capabilities. It also dramatically improved our access to customers which is critical to our success.
•	Managing portfolio and mix. We have shifted our focus to provide value-added, differentiated products and innovative solutions by leveraging our technology platform. As we prune non-strategic product lines, we will continue to invest in the sales and technical resources necessary to improve our product mix and profitability.
•	Optimizing operating footprint with selective plant rationalizations. On the heels of our highly successful restructuring actions begun in February 2013, we are in the process of implementing plans to reduce costs by $20 to $25 million by eliminating underperforming operations, consolidating manufacturing facilities and improving efficiencies across the business.

We continue to execute this multi-pronged approach to enhance the Flavors & Fragrances business, and the targets against which we are holding ourselves accountable are clear.  We expect to drive operating margins in our Flavors & Fragrances business to the high teens over the medium term.

DON’T BE MISLED BY FRONTFOUR’S SELECTIVE AND MISLEADING USE OF DATA

In its proxy filings and other materials, we believe FrontFour consistently cherry-picks data, distorts information, and omits facts.  In particular, in its March 19 letter to Sensient shareholders, FrontFour predicates its attack on our results by emphasizing our share performance over the last five years, virtually ignoring all other relevant time periods, and shifting their focus from the three-year period used in prior materials.  As a result, its critique is misleading in our view.

The facts about our performance are clear.  Sensient has delivered competitive shareholder returns over both short-term and long-term time horizons.

	7-year returns	5-year returns	3-year returns	1-year return
Sensient	163%	178%	71%	47%
IFF	129%	262%	65%	25%
Givaudan	51%	141%	64%	16%
Symrise	119%	363%	93%	21%
Russell 2000	48%	198%	47%	26%
S&P Midcap Specialty Chemical Index	121%	402%	83%	25%

  Source: FactSet and Bloomberg as of March 21, 2014; returns adjusted for dividends.

Importantly, Sensient’s historical shareholder returns reflect the fact that the Company’s business was better managed through the economic crisis in 2008 and 2009 and thus outperformed other companies both through the downturn and over the longer term.  By presenting only data related to a five-year period, FrontFour presents an incomplete and inaccurate portrayal of Sensient’s performance.

In addition to cherry-picking the five-year period, FrontFour has made a number of other incorrect or misleading statements:

FrontFour’s Statements and Analysis are Misleading Regarding:	The Reality is:
ROE and ROIC results
FrontFour’s analysis includes one-time restructuring charges in 2013 to create a misleading comparison.  When these charges are excluded, Sensient’s ROE and ROIC have improved over the period 2009 – 2013, not declined as FrontFour asserts.

Operating performance
FrontFour’s assessment of Sensient’s operating performance reflects its distortion of the facts and cherry-picking of the data in order to characterize Sensient’s performance as “abysmal.”  The fact is that since 2008, Sensient’s EPS, excluding restructuring charges, has grown at an annual rate of 7.5% and its cash flow from operations has grown at an annual rate of 13.8% – hardly abysmal performance.

Color operating margins	At 21%, the Color Group margins are at the highest level in 10 years and well above the 13% margins generated by our closest competitor.
Gross margin and cost structure
FrontFour’s analysis of Sensient’s profitability and cost structure ignores the fact that Sensient’s EBIT margins are similar to its nearest competitors. This lack of knowledge and perspective on our industry leads FrontFour to reach incorrect conclusions about Sensient’s cost structure and the savings opportunities available.  In criticizing Sensient’s cost structure, FrontFour’s analysis also conveniently ignores the fact that our SG&A as a % of revenue (excluding restructuring charges) is lower than that of IFF, Symrise and Givaudan.

Based on what we see as its clear pattern of misrepresentations and factually incorrect assertions, we do not believe you can trust FrontFour and its nominees to represent your interests.

OUR HIGHLY QUALIFIED BOARD IS FOCUSED ON THE INTERESTS OF ALL SHAREHOLDERS

Our current Board possesses a strong mix of the attributes, technical qualifications, skills and experience we believe is essential to guide continued operational success and value creation for shareholders.  Our Board and management collectively own approximately 2% of the Company’s outstanding common stock and their interests are aligned with those of all Sensient shareholders.  Sensient is already executing on a clear strategy to drive profitable growth while at the same time prudently returning capital to shareholders.  In addition, the Board has a long track record of being responsive to shareholders and implementing changes to promote good corporate governance.  Recent changes include more fully aligning compensation with performance through the adoption of 100% performance-based equity grants – an action we believe positions Sensient as a leader in its compensation practices – and the appointment of a Lead Director.

In contrast to the Board’s ongoing commitment to delivering value, FrontFour has offered nothing new other than a generic, one-size-fits-all “plan” on how they might improve Sensient.  In our view, this so-called “plan” demonstrates their fundamental lack of understanding of Sensient’s business, our industry, the markets in which we operate, and – most importantly – the expectations of our customers.

Simply put, FrontFour’s approach of cutting costs as the sole means to drive profitability is short-sighted and would be detrimental to the Company.  At the same time, we believe their proposal to take on additional debt to buy back more stock is reckless and their assertion that such efforts will not impact our financial flexibility is patently wrong.  FrontFour’s proposal to increase our net debt to EBITDA to 2.5x would bring us to a level almost two and one half times the industry average of 1.04x and would place us well above other peersi.  In addition, we believe a stock buyback on the scale FrontFour advocates would preclude accretive growth through acquisitions for many years.

Do not be fooled – FrontFour is promoting short-term actions at the expense of long-term value and the election of its nominees will only disrupt the implementation of the Company’s strategy.

FRONTFOUR’S CHOICE OF NOMINEES DEMONSTRATES POOR JUDGMENT

In contrast to the wealth of relevant industry experience and technical expertise possessed by our current Board members, we do not believe FrontFour’s nominees have the necessary experience or appropriate personal qualifications.  Rather than put forward well-qualified industry professionals who understand and can add value to our highly specialized business, FrontFour is asking you to vote for four hand-picked nominees to advance its self-serving agenda.  Its choice of Stephen E. Loukas, James E. Hyman, William E. Redmond, Jr., and James R. Henderson gives us serious concern regarding FrontFour’s judgment.

We believe it is important to ask yourself – are these the type of directors you want on your Board?

Despite their stated focus on helping our Flavors business, FrontFour chose three nominees with zero relevant industry experience.	• Messrs. Loukas, Henderson and Hyman have no experience in the food and beverage industry • None of these three nominees have experience in the flavors or chemicals industries
FrontFour’s lone industry nominee was involved in a high-profile lawsuit over trade secrets with a major food and beverage company.
•    Mr. Redmond was sued by a major food and beverage company to prevent him from misappropriating its trade secrets; a Federal judge concluded that his “lack of forthrightness on some occasions, and out and out lies on others… leads the court to conclude that defendant Redmond could not be trusted…”ii

Two of FrontFour’s nominees have led companies into at least four bankruptcies.	• Messrs. Henderson and Redmond have been directly involved as CEO, Chairman or director at four companies that filed for bankruptcy protection on their watch
FrontFour’s nominees have been associated with destruction of shareholder value.	• In their roles as officer or directors, Messrs. Loukas and Henderson oversaw investment declines in excess of 60% at four separate companies
FrontFour’s nominees have past associations with FrontFour, or with its progenitor Pirate Capital, sometimes in conflict with other shareholders.
•    Messrs. Loukas, Hyman and Redmond are all linked with the now-defunct Pirate Capital
•    As CEO and Chairman of the Pirate-controlled Cornell Companies board, Mr. Hyman attempted to sell the company for a mere 2% premium, a move that was denounced and rejected by shareholders
o   One media report noted that Pirate’s support for the deal “may have more to do with the state of Pirate Capital….overall returns were down sharply this year, and many of its most prominent traders have left. It also faces a Securities and Exchange Commission inquiry.”iii

Simply stated, we do not believe that FrontFour’s nominees have the track record, experience, or credibility to help Sensient create shareholder value.  Moreover, we believe the connections among FrontFour’s principals, its nominees and the former Pirate Capital – a bare-knuckles hedge fund whose slogan was “Surrender the Booty!” and that was described in the media as having a “grab-it-while-you-can ethos [that] pervaded the firm”iv– should raise serious concerns about the underlying values and attitudes of these individuals.  In our view, these are simply not the right candidates for Sensient’s board.

OUR BOARD IS THE RIGHT BOARD

FrontFour has targeted four of our highly qualified directors – all of whom have deep knowledge and experience with Sensient’s businesses and provide valuable expertise and guidance to our Company.

James A.D. Croft
•  Former senior partner in the London-based real estate consulting firm of Richard Ellis
o    Established Richard Ellis’s international Hotels and Leisure division
o    Extensive business-development and operational-expansion experience throughout Europe, the United States, and Latin America
o    Provided senior executive leadership through Richard Ellis’s initial merger with California-based CB Commercial to create CB Richard Ellis
•  Co-founder of SRAB Shipping AB, a publicly traded Swedish shipping company; provided executive leadership through SRAB Shipping AB’s initial public offering

William V. Hickey
•  Operating Advisor at Ares Management, a global alternative-investment manager with $68 billion under management
•  Former Chief Executive Officer of Sealed Air Corporation, a global manufacturer of protective, food, and specialty packaging materials and systems, for 13 years
•  While Mr. Hickey was a senior executive at Sealed Air Corporation, the company grew its net sales from $78 million to over $7.5 billion
•  In total, 23 years of executive experience in the food industry while at Sealed Air Corporation
•  Former CFO of W.R. Grace & Company’s Pacific and Latin American operations
•  Director and Finance Committee Chairman at Public Service Enterprise Group Incorporated, a diversified energy company traded on the New York Stock Exchange that is one of the 10 largest electric utility companies in the United States
•  Graduate of the U.S. Naval Academy and Navy veteran
•  CPA and “audit committee financial expert” under SEC regulations

Kenneth P. Manning
•  Over 33 years of dedicated specialty-chemical and food-technology experience leading Sensient’s businesses as former CEO
•  Transformed Sensient from a commodities food business into a global leader in specialty chemicals
•  Total shareholder return of 800% during the 25 years Mr. Manning has been a Sensient director vs. nearly 575% return for the S&P 500 and approximately 700% for the Russell 2000
•  Former President of several divisions while at W.R. Grace & Company, 1973-1987
•  Former active-duty U.S. Navy officer, Rear Admiral in the U.S. Naval Reserve and recipient of the Legion of Merit

Essie Whitelaw
•  Former Senior Vice President of Operations of Wisconsin Physician Services
•  Senior executive at Blue Cross Blue Shield of Wisconsin
•  Extensive operational experience regarding regulatory compliance and human resources, including development and implementation of compensation policies and design of incentive programs for sales and customer service employees to achieve business objectives while managing risk
•  Former director of WICOR Corporation, a Wisconsin energy utility

VOTE FOR THE NOMINEES WHO WILL SERVE YOUR INTERESTS

YOUR VOTE IS IMPORTANT – VOTE THE WHITE PROXY CARD TODAY!

Our current Board is committed to serving the interests of all shareholders.  We believe that we have a strong Company with the right leaders to continue to take the right steps to position Sensient for continued success and drive shareholder value for the long term.

We urge you to vote your WHITE proxy card FOR the Company’s directors today.

Sincerely,

The Board of Directors of Sensient Technologies Corporation

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the proxy solicitation:

D.F. King & Co., Inc.
Shareholders Call Toll-Free: 1-888-886-4425
Banks and Brokers Call Collect: 1-212-269-5550
Email: sxt@dfking.com

IMPORTANT
WE URGE YOU NOT TO SIGN ANY GREEN PROXY CARD SENT TO YOU BY FRONTFOUR.

FORWARD-LOOKING STATEMENTS

This letter contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management's current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results. A variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this letter and in the Management's Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2013. The forward-looking statements in this letter speak only as to the date of the letter. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ADDITIONAL INFORMATION

In connection with its 2014 Annual Meeting of Shareholders, Sensient has filed a proxy statement and other documents regarding the 2014 Annual Meeting of Shareholders with the Securities and Exchange Commission ("SEC") and has mailed the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2014 Annual Meeting of Shareholders. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov, from Sensient at its website, www.sensient.com, or by writing to Sensient Technologies Corporation, 777 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Investor Relations.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals. The Company's customers include major international manufacturers representing most of the world's best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

CONTACT:
Dick Hobbs
(414) 347-3706

[i]	Data based on company filings; peers include: Corbion, Croda, Givaudan, Tate & Lyle, IFF, Frutarom, Innophos, Symrise, DSM, Chr. Hansen, Kerry and McCormick.
ii	PepsiCo, Inc. v. William E. Redmond, Jr., 54 F.3d 1262, 1270 (7th Cir. 1995) (citing trial-court findings).
iii	Dow Jones, December 12, 2006
iv	Bloomberg News, February 2, 2007